As filed with the Securities and Exchange Commission on August 13, 2004   —   Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2030505 (I.R.S. Employer Identification No.)

600 N. Centennial Street, Zeeland, Michigan 49464
(Address of Principal Executive Offices) (Zip Code)

Gentex Corporation Qualified Stock Option Plan
(Full Title of the Plan)

Enoch Jen, 600 N. Centennial Street, Zeeland, Michigan 49464 (616) 772-1800
(Name, address, and telephone number, including area code, of agent for service)

Copies of Communications to:
Joseph B. Levan
Varnum, Riddering, Schmidt & Howlett LLP
333 Bridge Street, N.W., P.O. Box 352
Grand Rapids, Michigan 49501-0352
(616) 336-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock ($.06 par value)	2,672,276 Shares(1)	$34.32(2)	$91,712,512.32(2)	$11,619.98

(1)	The number of shares of Common Stock set forth is the additional number of shares available for the grant of stock options under the Gentex Corporation Qualified Stock Option Plan that have not previously been registered.
(2)	For the purpose of computing the registration fee only, the price shown is based upon the price of $34.32 per share, the average of the high and low prices for the Common Stock of Gentex Corporation in the NASDAQ National Market System on August 9, 2004, in accordance with Rule 457(h).

Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

The Exhibit Index is located on page 5 of this Registration Statement.
This Registration Statement contains a total of 11 pages.

PART I.

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

        Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the "Securities Act"), is not required to be filed with the Securities and Exchange Commission and is omitted from this Registration Statement in accordance with the explanatory note to Part I of Form S-8 and Rule 428 under the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003, which has been filed by the Company with the Commission, is incorporated herein by reference. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the above-mentioned Annual Report on Form 10-K are incorporated herein by reference. All other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

The description of the Company’s Common Stock is contained in the Company’s registration statement filed pursuant to Section 12 of the Exchange Act and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating such description.

Item 4. Description of Securities

The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Directors, officers, and employees of the Company and persons serving at its request as directors, officers, or employees of another corporation or enterprise are entitled to indemnification as provided in the Articles of Incorporation of the Company, which provide for indemnification to the fullest extent permitted under the Michigan Business Corporation Act. That Act grants the Company broad powers to indemnify officers, directors, and other agents of the Company in connection with legal proceedings brought against such person by reason of his or her present or past status as an officer or director of the Company. In addition, all of the directors of the Company are entitled to indemnification under separate indemnification agreements between the Company and such directors, the form of which was approved by the shareholders of the Company. These provisions are broad enough to permit indemnification of such persons for liabilities arising under the Securities Act (to the extent such indemnification would otherwise be legally permissible).

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Reference is made to the Exhibit Index which appears on Page 5.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zeeland, State of Michigan, on the 12th day of August, 2004.

GENTEX CORPORATION

By: /s/ Fred Bauer
      ——————————————
      Fred Bauer, Chairman and Chief Executive Officer

By: /s/ Enoch Jen
      ——————————————
      Enoch Jen, Vice President - Finance and Principal
Financial Officer and Accounting Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fred Bauer and Enoch Jen, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post- effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below on August 12, 2004, by the following persons in the capacities indicated.

/s/ Fred Bauer
———————————————————
Fred Bauer, Director

Ted Thompson
———————————————————
Ted Thompson, Director

/s/ Leo L. Weber
———————————————————
Leo L. Weber, Director

/s/ John Mulder
———————————————————
John Mulder, Director

/s/ Kenneth La Grand
———————————————————
Kenneth La Grand, Director

/s/ Wallace Tsuha
———————————————————
Wallace Tsuha, Director

/s/ Arlyn Lanting
———————————————————
Arlyn Lanting, Director

/s/ Frederick Sotok
———————————————————
Frederick Sotok, Director

/s/ Gary Goode
———————————————————
Gary Goode, Director

EXHIBIT INDEX

        The following exhibits are filed as a part of the Registration Statement pursuant to Item 8:

Exhibit No.	Description	Page
Exhibit 4
	The description of the Company's Common Stock is contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act and is incorporated herein by reference, including any subsequent amendments or reports filed for the purpose of updating such description.	----
Exhibit 5	Opinion of Varnum, Riddering, Schmidt & Howlett LLP	6
Exhibit 15	Not applicable	----
Exhibit 23(a)	Consent of Ernst & Young LLP	7
Exhibit 23(b)	Consent of Varnum, Riddering, Schmidt & Howlett LLP (included in Exhibit 5)	----
Exhibit 24	Power of Attorney (included on Page 3 hereof)	----
Exhibit 99	Gentex Corporation Qualified Stock Option Plan (As Amended and Restated, Effective February 26, 2004)	8

EXHIBIT 5

OPINION OF VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

August 12, 2004

Gentex Corporation
600 North Centennial Street
Zeeland, MI 49464

Gentlemen:

        With respect to the Registration Statement on Form S-8 (the "Registration Statement") filed by Gentex Corporation, a Michigan corporation (the "Company"), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, 2,672,276 shares of its common stock, par value $.06 per share, to be issued pursuant to the Company’s Qualified Stock Option Plan (the "Plan"), we have examined such documents and questions of law as we consider necessary or appropriate for the purpose of giving this opinion.

        On the basis of such examination, we advise you, that in our opinion, the 2,672,276 shares covered by the Registration Statement, upon their issuance pursuant to the Plan, as described in the Registration Statement, but in no event for less than the par value thereof, and upon delivery of such shares and payment therefor in accordance with the terms stated in the Plan and the Registration Statement, will be legally issued and fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Exchange Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

VARNUM, RIDDERING, SCHMIDT & HOWLETT LLP

/s/ Varnum, Riddering, Schmidt & Howlett LLP

EXHIBIT 23(A)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Gentex Corporation Qualified Stock Option Plan of our report dated January 23, 2004, with respect to the consolidated financial statements of Gentex Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Grand Rapids, Michigan
August 10, 2004

EXHIBIT 99

GENTEX CORPORATION
QUALIFIED STOCK OPTION PLAN
(As Amended and Restated, Effective February 26, 2004)

        1.           Purpose.   The purpose of this Plan is to provide an opportunity to use stock options as a means of recruiting new managerial and technical personnel and for certain employees of the Corporation to purchase shares of capital stock of the Corporation and thereby have an additional incentive to contribute to the prosperity of the Corporation.

        2.           Definitions. The following terms are defined for use herein as follows:

a. "Board" means the Board of Directors of the Corporation.

b. "Common Stock" means the common stock (par value $.06 per share) of the Corporation.

c. "Committee" means the Compensation Committee Of the Corporation.

d. "Corporation" means Gentex Corporation and any subsidiary corporation where Gentex Corporation owns fifty percent (50%) or more of the combined voting power of all outstanding securities within the meaning of the applicable provisions of the Internal Revenue Code.

e. "Effective Date" means the effective date of this Amended and Restated Plan, February 26, 2004.

f. "Market Value" means the closing sale price of Common Stock on the National Association of Securities Dealers Automated Quotation System or any successor system ("NASDAQ") for the day on which the particular option is granted, or, if such prices of shares of Common Stock are not reflected on the NASDAQ on that date, then on the next preceding date on which there was a sale of such shares of Common Stock reflected on NASDAQ.

g. "Optionee" means any employee to whom an option has been granted under the Plan.

h. "Option Agreement" means an agreement evidencing options as provided in Paragraph 7 of the Plan.

i. "Plan" means this Qualified Stock Option Plan of the Corporation as in effect from time to time.

j. "Option Price" means the purchase price for Common Stock under an option, as determined under Paragraph 7 of this Plan.

         3.          Shares.

a. The total number of shares of the Common Stock which may be sold under the Plan shall not exceed 9,000,000 (nine million) shares, except that the total number of shares which may be sold under the Plan may be increased to the extent of adjustments authorized by Paragraph 10. Such shares shall be authorized shares and may be either unissued shares or treasury shares.

b. If an option granted under the Plan shall expire or terminate for any reason without having been exercised in full, the shares not delivered under such option shall be available for options subsequently granted.

c. The number of shares of Common Stock subject to options granted under the Plan to any single Optionee over the duration of the Plan shall not exceed 20 percent of the total number of shares available under the Plan.

        4.          Administration.

a. The Plan shall be administered by the Committee. The Committee shall determine the employees to be granted options, the amount of stock to be optioned to each employee, and the terms of the options to be granted. The Committee shall have full power and authority to interpret the provisions of the Plan, to supervise the administration of the Plan and to adopt forms and procedures for the administration of the Plan. All determinations made by the Committee shall be final and conclusive.

b. The granting of any option pursuant to this Plan shall be entirely within the discretion of the Committee. Nothing herein contained shall be construed to give any officer or employee any right to participate under this Plan.

c. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Corporation from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan. Each such person may rely on information furnished in connection with the Plan’s administration by any appropriate person or persons.

        5.           Eligibility.   Only employees of the Corporation shall be eligible to participate in the Plan.  The Committee shall determine, in its discretion, whether or not an individual is eligible to participate in the Plan.  An employee who has been granted an option under this Plan or any other stock option plan of the Corporation may be granted additional options.

        6.        Exercise Price.   The per share exercise price of each option granted under the Plan shall be at least one hundred percent (100%) of the Market Value of a share of Common Stock; provided, however, any option granted to a participant possessing more than ten percent (10%) of the total combined voting power of all classes of stock of Gentex Corporation shall be at an Option Price not less than one hundred ten percent (110%) of the market value of a share of Common Stock and shall not be exercisable after the expiration of five years from the date the option is granted.

        7.        Terms of Options.  Each option shall be evidenced by a written agreement containing such terms and conditions as are set by the Board or the Committee, including without limitation the following:

a. Number of Shares. Each Option Agreement shall state the number of shares to which it pertains.

b. Exercise Price. Each Option Agreement shall state the exercise price.

c. Medium and Time of Payment. The exercise price for each share purchased pursuant to an option granted under the Plan shall be payable in full upon exercise, and may be paid in cash or, in full or in part, by the surrender of Common Stock owned by the Optionee valued at fair market value or by the surrender of Option rights hereunder that are then exercisable, valued at the difference between the Option Price and the fair market value of the underlying Common Stock. Promptly after the exercise of an Option and the payment of the full Option Price, the Optionee shall be entitled to the issuance of a stock certificate evidencing ownership of such Common Stock. An Optionee, however, shall have none of the rights of a shareholder until a certificate for those Shares is issued to the Optionee, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Paragraph 10 of this Plan.

d. Term and Exercise of Options. Each option shall be exercisable in whole or in part in such amounts and at or after such dates as may be specified in the option agreement. In no event, however, shall any option be exercisable less than one (1) year from the date of grant or more than ten (10) years from the date of grant.

e. Administrative Discretion. The Committee may in its discretion vary, among employees and among options granted to the same employee, any and all of the terms and conditions of options granted under the Plan, including the term during which and the amounts in which and dates at or after which such options may be exercised.

        8.           Transferability of Options and Common Stock.   Options under this Plan may not be transferred except by will or according to the laws of descent and distribution.  During the lifetime of the Optionee, an option may be exercised only by the Optionee or his guardian or legal representative.  After an Optionee’s death, options that were exercisable at the date of death may be exercised at any time within one year after the date of death, subject to prior expiration, by the executor or administrator of the Optionee’s estate, any person(s) who acquired the option directly from the Optionee by bequest or inheritance, or any person designated specifically in a written designation signed by the Optionee and filed with the Committee prior to the date of death.  The Corporation may, in the event it deems the same desirable to assure compliance with applicable federal and state securities laws, legend any certificate representing shares issued pursuant to the exercise of an option with an appropriate restrictive legend, and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

        9.           Termination of Options.  Each option agreement shall contain such provisions as the Committee may deem advisable for termination of the option in the event of, and/or exercise of the option after the Optionee’s death, disability, or termination of employment by the Corporation.  No option may be exercised more than three (3) months after the termination of the Optionee’s employment by the Corporation, nor more than twelve (12) months after the Optionee shall have died or become disabled, without the specific approval of the Committee.

        Option agreements may also contain, in the discretion of the Committee, provisions for termination of options and/or acceleration of exercise rights in the event of any merger or consolidation of the Corporation with, or acquisition of the Corporation or substantially all of its assets by, any other corporation or entity.

        Nothing in the Plan or in any option shall limit or affect in any way the right of the Corporation to terminate an Optionee’s employment at any time nor be deemed to confer upon any Optionee any right to continue in the employ of the Corporation.

        10.           Adjustment Provision.   If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares, the aggregate number and class of shares available under this Plan and the number of shares subject to each outstanding option, together with the option prices, shall be appropriately adjusted by the Board or Committee to prevent dilution of the interests of Optionees and of the Plan.

        11.           Effective Date of Plan, Termination and Amendment.   The February 26, 2004 Plan restatement and adoption shall take effect only upon and as of the date of approval of the Plan by the Corporation’s shareholders.  Unless earlier terminated by the Board, the Plan shall terminate on the date ten (10) years subsequent to the date of the adoption of the Plan restatement by the Board, after which date no options may be granted under this Plan.  The Board may terminate the Plan at any time, or may from time to time amend the Plan as it deems proper and in the best interest of the Corporation, provided that no such amendment may (a) increase the aggregate number of shares that may be issued under the Plan, (b) decrease the price at which options may be granted, (c) amend the maximum number of shares set forth in Paragraph 3(c) which may be granted to any single Optionee, or (d) modify the eligibility requirements set forth in Paragraph 5.

        12.           Disqualifying Assignments.   At the request of an Optionee, the Committee may authorize the amendment of any Option Agreement in order to permit an assignment of the option, in whole or in part, to any Authorized Transferee as hereinafter defined, subject to such procedures and conditions as the Committee may establish from time to time; provided, however, any such amendment may result in disqualification of the option from favorable tax treatment under the applicable provisions of the Internal Revenue Code of 1986, as amended, and the Company shall have no responsibility for that, or any other adverse tax consequence that results from such an amendment.  The amendment shall: (i) permit transfers only to the Optionee’s spouse and/or the Optionee’s descendants, and/or to a trust created primarily for the benefit of the Optionee, the Optionee’s spouse, and/or the Optionee’s descendants ("Authorized Transferee"); (ii) prohibit payment of any consideration by the Authorized Transferee to the original Optionee; (iii) prohibit any further transfer of the option; (iv) provide that the Authorized Transferee shall succeed to all of the rights and benefits (except any right to further transfer the option) and be subject to all obligations, conditions, and limitations applicable to the original Optionee; (v) and set forth such other conditions, terms, and provisions as the Committee may require in the exercise of its discretion.  All rights, benefits, obligations, conditions, and limitations of any option transferred to an Authorized Transferee shall be determined as if the original Optionee continued to hold the option, whereby provisions of this Plan dealing with the death of an Optionee will continue to refer to the original Optionee regardless of whether the option has been transferred to an Authorized Transferee.  Options may be exercised during the lifetime of the original Optionee only by the original Optionee or an Authorized Transferee as the case may be.  In the event of an Optionee’s death, options may be exercised to the same extent exercisable by the Optionee at the date of death, at any time prior to the  earlier of the specified expiration date, or a date after the Optionee’s death specified in the Option Agreement by any of the following persons: (i) personal representatives of the estate of the Optionee; (ii) any person or persons who shall have acquired the option directly from the Optionee by bequest or inheritance; (iii) any person designated to exercise the option by means of a specific written designation executed by the Optionee and filed with the Company prior to the Optionee’s death; or (iv) an Authorized Transferee.  Except as provided herein, no option shall be transferable by an Optionee otherwise then by will or the laws of descent and distribution

        13.           No Loans. The Company shall not lend money to any employee to finance any transaction under the Plan.

CERTIFICATION

        The foregoing Plan was duly adopted by the Board of Directors, effective February 26, 2004, subject to the approval of the Company’s shareholders.

/s/ Connie Hamblin

Connie Hamblin, Secretary